Exhibit 5.1

Babak Yaghmaie

+1 212 479 6556

byaghmaie@cooley.com

October 23, 2017

Aquantia Corp.

105 E. Tasman Drive

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to Aquantia Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-220871) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 7,840,700 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, including up to 1,022,700 Shares that may be sold pursuant to the exercise of an over-allotment option to be granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended and in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the terms of the sale of the Shares to the underwriters by the Company will be authorized by the Board of Directors of the Company or a duly authorized committee thereof in accordance with Sections 152 and 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798  T: (212) 479-6000  F: (212) 479-6275  WWW.COOLEY.COM

Aquantia Corp.

October 23, 2017

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798  T: (212) 479-6000  F: (212) 479-6275  WWW.COOLEY.COM

Aquantia Corp.

October 23, 2017

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Babak Yaghmaie
Babak Yaghmaie

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798  T: (212) 479-6000  F: (212) 479-6275  WWW.COOLEY.COM